CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Multistate Trust I of our reports dated July 26, 2017, relating to the financial statements and financial highlights, which appear in Nuveen Arizona Municipal Bond Fund, Nuveen Colorado Municipal Bond Fund, Nuveen Maryland Municipal Bond Fund, Nuveen New Mexico Municipal Bond Fund, Nuveen Pennsylvania Municipal Bond Fund and Nuveen Virginia Municipal Bond Fund’s Annual Reports on Form N-CSR for the year ended May 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, IL

September 26, 2017